Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-75632 and 333-47564) and Form S-8 (Nos. 333-149017; 333-143231; 333-134519; 333-116632; 333-101983; 333-73700; 333-68074; 333-56373; 333-32547; 333-26045; 333-07177; 033-55123; and 33-42352) of Teradyne, Inc. of our report dated September 7, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Nextest Systems Corporation’s Annual Report on Form 10-K for the year ended June 30, 2007, which is incorporated by reference in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 7, 2008